Exhibit 10.10
CEO TRANSITION AGREEMENT
     This Agreement (the “Agreement”) is made and entered into effective as of December 12, 2006 (the “Effective Date”), by and between Allen Alley (the “Executive”) and Pixelworks, Inc., an Oregon corporation (the “Company”).
R E C I T A L S
     A. Executive has elected to step down as the Company’s CEO, remaining on the Company’s Board of Directors as Chair, effective December 31, 2006 (the “Employment End Date”). As of January 1, 2007, Executive will no longer be an employee of the Company.
     B. The Company and Executive wish to confirm certain transition agreements between them, and enter into this Agreement for that purpose.
AGREEMENT
     For good and valuable consideration the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:
     1. Confirmation of Resignation. Executive tenders his resignation as CEO of, and as an employee of, the Company effective as of the Employment End Date. The Company accepts Executive’s resignation and, accordingly, Executive’s employment with the Company shall terminate as of the Employment End Date.
     2. Public Announcement. Executive and Company shall coordinate the public announcement of his resignation as CEO, to be issued December 13, 2006 before market open.
     3. Recognition of Amounts Due. On the Employment End Date, Company shall pay executive the following amounts:
          (a) Pay and Bonus Accrued. Executive shall receive all base salary and bonuses accrued and earned through the Employment End Date. Settlement of bonuses due may be delayed to a date not later than the date on which 2006 executive bonuses are otherwise paid to senior executives of the Company.
          (b) Medical Severance Benefits. If Executive is eligible for and properly elects COBRA continuation of his Company-provided group health benefits, Company shall pay the premiums for such continuation coverage for up to twelve (12) months following the Employment End Date.
          (c) Accrued Vacation; Expenses. The Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Employment End Date. These payments shall be made promptly upon termination and within the period of time mandated by law.
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     4. Founder Transition Benefits. In special recognition of Executive’s status as the founding CEO of the Company, Company further provides these benefits. As a condition of receiving these benefits, Executive agrees to execute on or after December 31, 2006 and within the time reasonably provided by the Company, and not to thereafter revoke, a general release of claims in a form both reasonable and materially standard to the Company, provided that it shall not release his rights under his option agreements, or agreements signed essentially contemporaneously herewith and governing his service on the Board of Directors, or his rights under his 2006 Indemnity Agreement with the Company.
          (a) Furnishings. Company will provide Executive with office equipment and furnishings suitable to equip one executive office. Executive shall be entitled to select such furnishings and equipment from furnishings previously used by Company, and identified by Company as surplus. Company shall arrange for their delivery to, and installation in, an office location selected by Executive, provided the location is within fifty miles of the Company’s offices located in Tualatin, Oregon.
          (b) PixelStone. Company will use good faith and commercially reasonable efforts to protect its signature sculpture known in the Company as the “PixelStone,” and if at any time the Company no longer wishes to keep the “PixelStone” on public display at its Company headquarters wherever those may then be located (or takes it off public display at its Company headquarters and does not return it to display within one year), the Company shall arrange at its expense to deliver it safely to Executive with a certificate passing title of it to Executive, and thereafter Executive shall be entitled to display it as part of his personal collection of art and memorabilia wherever and however he may choose.
          (c) Severance. In addition to any other benefits payable to Executive hereunder, Company shall pay Executive six annual installments of $51,000 each, due on the last day of each year, with the first such payment due December 31, 2006 and the last due December 31, 2011. The due date of all such payments shall accelerate, and any payments remaining then unpaid shall be immediately due and payable, on the date Executive ceases to serve as a member of the Board of Directors if: 1) termination of his service was not at his choice, as expressed in writing to the Company, or 2) though at his choice, his resignation followed within ninety days and cited as cause at least one of the following events: (i) He is removed as Chairman of the Board of Directors by the Board, or is not re-elected to that office except by his own choice not to stand for election; (ii) the Company enters into a transaction in which a condition is his departure from the Board; (iii) the Company enters into a transaction in which a condition is the replacement or removal of a majority of the Board, whether or not he is called out for replacement or removal; (v) the Company enters into or experiences any transaction or proceeding as a consequence of which effective control of the Company no longer lies with the Company’s Board of Directors, including without limitation a merger or consolidation with another company; stock sale or formation of a control group as a result of which voting control of 50% or more of the Company’s voting securities is in the hands of a single entity or group; bankruptcy, assignment for benefit of creditors, or liquidation of the Company, or any other proceeding with like effect.
     5. Stock Options. Company and Executive acknowledge that Executive’s stock options remain governed by the terms and conditions of the stock option grants and stock option plan pursuant to which the options were issued and that, pursuant thereto because Executive will
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continue to serve on the Company’s Board of Directors, Executive’s stock options from Company will continue to vest in accordance with their terms, and remain exercisable through their full term expiration dates (except as that date may later be shortened through Executive’s departure from the Board of Directors).
     6. Arbitration.
          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Portland, Oregon in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator(s) shall apply Oregon law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Oregon for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
     7. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Integration. This Agreement and any outstanding stock option agreements represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement, provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters or confidential information of the Company.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Oregon.
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          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	PIXELWORKS, INC.
	By:	/s/ C. Scott Gibson
C. Scott Gibson, Chair
Compensation Committee

EXECUTIVE:	By:	/s/ Allen H. Alley
Allen H. Alley

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